Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of NATCO Group Inc:

We consent to the incorporation by reference in the registration statement (Nos. 333-138847, 333-71480, 333-111298, 333-117164 and 333-32020) on Form S-8 of NATCO Group Inc., of our reports dated March 17, 2008, with respect to the consolidated balance sheets of NATCO Group Inc. and subsidiaries, as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007 and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of NATCO Group Inc.

Our report dated March 17, 2008 with respect to the consolidated financial statements refers to changes in accounting for planned major maintenance activities and income tax uncertainties in 2007 and share-based payment transactions and postretirement benefits in 2006.

Our report dated March 17, 2008 with respect to the effectiveness of internal control over financial reporting as of December 31, 2007 expresses our opinion that NATCO Group Inc. did not maintain effective internal control over financial reporting as of December 31, 2007 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the Company’s policies and procedures were not sufficient to identify, report, and evaluate potential violations of the Foreign Corrupt Practices Act.

/s/    KPMG LLP

Houston, Texas

March 17, 2008